Exhibit 10.10

SUPPLEMENTAL SECURITY AGREEMENT

(Trademarks)

THIS SUPPLEMENTAL SECURITY AGREEMENT (the “Supplemental Trademark Agreement”) is made and dated this 13th day of November, 2003 by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation (“Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the Lenders under (and as that term and capitalized terms not otherwise defined herein are defined in) that certain Second Amended and Restated Credit Agreement dated as of even date herewith by and among Company, the Parent, the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders from time to time party thereto (as amended, extended and replaced from time to time, the “Credit Agreement”).

RECITALS

A.            Pursuant to that certain Pledge and Security Agreement dated as of even date herewith between Company and the Administrative Agent (the “Company Security Agreement”), Company has granted to the Administrative Agent a first priority perfected security interest in certain assets of Company, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, goodwill, licenses and other intellectual property owned by Company or used in Company’s business.

B.            The parties hereto desire to supplement the Company Security Agreement as it relates to certain of such intellectual property consisting generally of trademarks and to create hereby a document appropriate for recordation in the Patent and Trademark Office of the United States (the “PTO”).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Confirmation of Grant of Security Interest.  Company hereby confirms the grant of security interest, pledge, assignment and mortgage set forth in the Company Security Agreement and acknowledges that the Company Collateral described therein includes, without limitation, all of Company’s right, title and interest in the following (the “Trademark Collateral”):

(a)           All trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names trade styles and other source, product and business identifiers pertaining to the products, services and business of Company, whether now owned or hereafter acquired, including, without limitation, the trademarks specifically described on Schedule I attached hereto, as the same may be amended or replaced from time to time with the consent of the Administrative Agent;

(b)           All now existing and hereafter arising registrations and applications for registration relating to any of the foregoing, all renewals and extensions thereof throughout the world in perpetuity, and all rights to make such applications and to renew and extend the same;

(c)           All now existing and hereafter arising rights and licenses to make, have made, use and/or sell any items disclosed and claimed by any of the foregoing;

(d)           All now existing and hereafter arising right (but not the obligation) to register claims under any state, federal or foreign trademark law or regulation;

(e)           All now existing and hereafter arising rights, claims and interests under licensing or other contracts pertaining to any of the foregoing to the extent such rights are assignable;

(f)            All now existing and hereafter arising documents, instruments and agreements which reveal the name and address of sources of supply, distribution methods and all terms of purchase, rental, license or use and delivery for all materials, products and components used in connection with any of the foregoing;

(g)           All now existing and hereafter arising specifications as to and quality control manuals used in connection with the operations conducted under the name of or in connection with the foregoing;

(h)           All now existing and hereafter arising goodwill associated with any of the foregoing;

(i)            All now existing and hereafter arising right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Company or the Administrative Agent for past, present and future infringements of any of the foregoing;

(j)            All products and Proceeds of any of the foregoing.

Notwithstanding the foregoing, to the extent that granting the security interest contemplated hereby in any rights, property or assets of the Company that are subject to Liens permitted by the Credit Agreement or the other Loan Documents would violate or result in a breach by Company under, or confer upon any other party the right to terminate, the documents, instruments or agreements governing such Liens, so long as such documents, instruments, and agreements are in effect, the Trademark Collateral shall include only the rights of Company to receive moneys due and to become due, if any, under or pursuant to such contract or agreement.

2.             Additional Representation and Warranty and Covenant.  In addition to all representations and warranties, covenants and agreements set forth in the Company Security Agreement, Company hereby:

(a)           Represents and warrants that Schedule I attached hereto sets forth an accurate and complete list of all trademarks owned by Company which are registered with the PTO as of the date hereof; and

(b)           Agrees to promptly notify the Administrative Agent in writing of any additional trademarks registered with the PTO of which Company becomes the owner and to amend Schedule I accordingly.

3.             No Present Assignment.  Neither the Company Security Agreement, this Supplemental Trademark Agreement nor any other document, instrument or agreement creates or is intended to create a present assignment of the Trademark Collateral.  Subject to the rights of the Administrative Agent under the Company Security Agreement and this Supplemental Trademark Agreement, it is the intention of the parties hereto that Company continue to own the Trademark Collateral and that upon the indefeasible payment and performance in full of the Obligations, the rights of the Administrative Agent under the

Company Security Agreement and this Supplemental Trademark Agreement in and to the Trademark Collateral shall be released and terminated.

4.             Relationship to Security Agreement.  The Trademark Collateral shall constitute Company Collateral for all purposes of the Company Security Agreement and the other Loan Documents and the Administrative Agent shall have all rights, powers and remedies with respect to the Trademark Collateral to the same extent as they have with respect to other Company Collateral.  Reference is hereby made to the Company Security Agreement, the terms and conditions of which are incorporated herein by this reference.

[Signature page following]

IN WITNESS WHEREOF, this Supplemental Trademark Agreement is executed as of the date first written above.

DOLLAR FINANCIAL GROUP, INC.,
a New York corporation

/s/ Donald Gayhardt
Donald Gayhardt, President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

/s/ Alex Y. Kim
Alex Y. Kim, Vice President

SCHEDULE 1
TO SUPPLEMENTAL SECURITY AGREEMENT

(TRADEMARKS)

Properties	Registration Number	Registration Date
FE Financial Exchange Company and Design	1,474,471	01/26/88 (Renewed 08/94)
QWICASH and design	1,667,837	12/10/91 (Renewed 04/24/01)
QWICASH	1,666,938	12/03/91 (Renewed 02/13/97)
Check Mart	1,409,831	09/16/86 (Renewed 03/18/92)
Cash ‘Til Payday	1,987,764	07/16/96 (Renewed 09/11/01 (Supplemental register)
Cash ‘Til Payday	2,606,704	08/13/02 (Principal register)
AnyKind Check Cashing Centers and design	1,880,058	02/21/95 (Renewed 08/24/00)
Circular ANY KIND design	1,885,277	03/21/95 (Renewed 08/16/00)
Any Kind	1,792,920	09/14/93 (Renewed 03/06/99)
Almost A Banc	1,840,868	06/21/94 (Renewed 12/11/00)
Loan Mart	2,192,247	09/29/98 (Renewed 09/30/03)
Money Mart	2,244,158	05/11/99
Money Mart Express	2,700,559	03/25/03
Money Saver RX Health Card	2,413,903	12/19/00